As filed with the Securities and Exchange Commission on June 13, 2023

Registration No. 333-253700
Registration No. 333-262795

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-253700
Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-262795

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HESKA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	77-0192527
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3760 Rocky Mountain Avenue
Loveland, Colorado 80538
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (970) 493-7272

Kevin S. Wilson
Chief Executive Officer and President
Heska Corporation
3760 Rocky Mountain Avenue
Loveland, Colorado 80538
(970) 493-7272
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robyn E. Zolman
Gibson, Dunn & Crutcher LLP
1801 California Street, Suite 4200
Denver, Colorado 80206
(303) 298-5740

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are being filed by Heska Corporation, a Delaware corporation (the “Registrant”), to withdraw and remove from registration all of the Registrant’s common stock, $0.01 par value per share (the “Common Stock”), preferred stock, $0.01 par value per share (the “Preferred Stock”), depositary shares, purchase contracts, warrants, and units (together, the “Securities”), remaining unsold under the following Registration Statements on Form S-3 (the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-253700, filed with the SEC on March 1, 2021, registering an indeterminate amount of Securities.
•	Registration Statement No. 333-262795, filed with the SEC on February 16, 2022, registering up to 91,039 shares of Common Stock for resale by of the selling stockholders named therein.

These Post-Effective Amendments are being filed in connection with the closing on June 13, 2023 of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 31, 2023, by and among the Registrant, Antech Diagnostics, Inc. (“Acquiror”), Helsinki Merger Sub LLC (“Merger Sub”) and, solely for purpose of Section 9.15 of the Merger Agreement, Mars, Incorporated (“Parent”). On June 13, 2023, pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger and continuing as a wholly-owned indirect subsidiary of Parent. As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all of the Securities registered but unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

In addition, on June 13, 2023, the Nasdaq Stock Market filed a Form 25 to delist the Registrant’s shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Loveland, State of Colorado, on June 13, 2023. No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

HESKA CORPORATION

By:	/s/ Kevin Wilson
Name:	Kevin Wilson
Title:	Chief Executive Officer and President